UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2017

Dorman Products, Inc.

(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania 18915

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2017, Dorman Products, Inc. (the “Company”) entered into a new Credit Agreement (the “Credit Agreement”) by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent and Issuing Lender (“Wells Fargo”), and the lenders referred to therein (“the Lenders”). Effective as of December 7, 2017, the Credit Agreement replaced the Company’s existing credit agreement, the Third Amended and Restated Credit Agreement, dated as of July 24, 2006, as amended (the “Existing Credit Agreement”), by and between the Company and Wells Fargo Bank, National Association. The Existing Credit Agreement was scheduled to expire on June 30, 2018. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The Credit Agreement provides, among other things:

•	The Credit Agreement provides the Company with a $100 million revolving credit facility, including a $20 million sublimit for the issuance of standby or commercial letters of credit. The Company has the ability to request an increase of the revolving credit facility size in the future by up to an additional $100 million. There are several customary conditions to the increase and any such increase must be in the amount of at least $10 million.

•	Proceeds from the revolving credit facility will be used (a) to finance capital expenditures, (b) to pay fees, commissions and expenses in connection with the transactions contemplated by the Credit Agreement, (c) for working capital and general corporate purposes of the Company and its subsidiaries, (d) to finance acquisitions, and (e) to finance share repurchases.

•	Subject to earlier termination rights and events of default, the stated maturity date of the revolving credit facility is December 7, 2022. The Company is permitted to terminate the Credit Agreement for any reason after December 31, 2018, and is able, from time to time, to permanently reduce the Lenders’ aggregate commitment under the Credit Agreement in compliance with certain notice and dollar increment requirements.

•	At the Company’s election, the interest rate applicable to revolving credit loans under the Credit Agreement will be either (1) the Prime Rate as announced by Wells Fargo from time to time, (2) an Adjusted LIBOR Market Index Rate as measured by the LIBOR Market Index Rate plus the Applicable Margin which fluctuates between 65 basis points and 125 basis points based on the ratio of the Company’s Consolidated Funded Debt to Consolidated EBITDA, or (3) an Adjusted LIBOR Rate as measured by the LIBOR Rate plus the Applicable Margin which fluctuates between 65 basis points and 125 basis points based on the ratio of the Company’s Consolidated Funded Debt to Consolidated EBITDA. During the occurrence and continuance of an event of default, all outstanding revolving credit loans will bear interest at a rate per annum equal to 2.00% in excess of the greater of (1) the Prime Rate or (2) the Adjusted LIBOR Market Index Rate then applicable.

•	Under the Credit Agreement, the Company is required to pay (i) an unused fee at a rate per annum equal to 0.10% on the average daily unused portion of the revolving credit facility, provided that the unused fee will not be charged on the first $30 million of the revolving credit facility, and (ii) a letter of credit commission with respect to each letter of credit at Wells Fargo’s standard rates as set forth in the Credit Agreement. In addition, the Company is required to pay the applicable issuing bank’s standard fees with respect to the issuance of any letter of credit.

•	Indebtedness under the Credit Agreement is guaranteed by certain of the Company’s subsidiaries pursuant to an unconditional guarantee agreement.

•	The Company may at any time and from time to time prepay revolving credit loans, in whole or in part, without premium or penalty, subject to the obligation to indemnify each of the Lenders against any actual loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) with respect to the prepayment of any LIBOR Rate Loan on a date other than the last day of the Interest Period applicable thereto. The Credit Agreement also contains customary mandatory prepayment provisions.

•	The Credit Agreement contains customary restrictive covenants, subject to certain permitted amounts and exceptions, including covenants restricting the Company’s ability to make capital expenditures, repurchase shares of its capital stock, incur indebtedness, liens, merge or consolidate with another entity, change the nature of its business, make investments, sell assets, engage in affiliate transactions, and enter into certain restrictive agreements (such as, documents which restrict the ability of an entity to incur, create or permit a lien upon any of its assets).

•	The Credit Agreement contains financial maintenance covenants, a maximum Consolidated Total Leverage Ratio and a Consolidated Fixed Charge Coverage Ratio. The Company’s Consolidated Total Leverage Ratio may not exceed 2.50 to 1.00 for each quarter ending on or after December 31, 2017. The Company’s Consolidated Fixed Charge Coverage Ratio may not be less than 1.25 to 1.0, tested quarterly.

•	The Credit Agreement contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, bankruptcy and liquidation proceedings, a change of control, and other customary defaults. Upon an event of default, the Credit Agreement provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In the ordinary course of business, Wells Fargo and its affiliates have engaged, and may in the future engage, in commercial banking and other commercial transactions with the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees.

Item 1.02 Termination of a Material Definitive Agreement.

The information included in Item 1.01 above of this Current Report on Form 8-K with respect to the termination of the Existing Credit Agreement is incorporated into this Item 1.02 of this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 7, 2017, by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent and Issuing Lender and the lenders referred to therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: December 8, 2017	By:	/s/ Kevin M. Olsen
Name: Kevin M. Olsen
Title: Executive Vice President and Chief Financial Officer